Exhibit 99.1
hhgregg Announces First Fiscal Quarter Operating Results
First Quarter Highlights

•	Net sales increased 7.2% to $524.9 million

•	Comparable store sales increased 0.8%

•	Net loss per diluted share was $0.04 versus net loss per diluted share of $0.16 in the prior year quarter

•	The Company repurchased 0.7 million shares of its common stock for $10.3 million under its share repurchase program
INDIANAPOLIS, August 1, 2013 - hhgregg, Inc. (NYSE: HGG):

	Three Months Ended
	June 30,
(unaudited, amounts in thousands, except share and per share data)	2013	2012
Net sales	$524,922	$489,856
Net sales % increase	7.2%	13.5%
Comparable store sales % increase (decrease) (1)	0.8%	(5.1)%
Gross profit as a % of net sales	29.5%	29.9%
SG&A as a % of net sales	22.7%	24.3%
Net advertising expense as a % of net sales	4.9%	5.6%
Depreciation and amortization expense as a % of net sales	2.1%	1.9%
Loss from operations as a % of net sales	(0.3)%	(1.9)%
Net interest expense as a % of net sales	0.1%	0.1%
Net loss	$(1,260)	$(5,700)
Net loss per diluted share	$(0.04)	$(0.16)
Weighted average shares outstanding—diluted	31,263,226	36,138,688
Number of stores open at the end of period	228	210

(1)	Comprised of net sales at stores in operation for at least 14 full months, including remodeled and relocated stores, as well as net sales for the Company’s e-commerce site.

hhgregg, Inc. (“hhgregg” or the “Company”) today reported a net loss of $1.3 million, or $0.04 per diluted share, for the three month period ended June 30, 2013, compared with a net loss of $5.7 million, or $0.16 per diluted share, for the comparable prior year period. The decrease in net loss for the three month period ended June 30, 2013 was largely due to a comparable store sales increase of 0.8%, a decrease in SG&A as a percentage of net sales and a decrease in net advertising expense as a percentage of net sales, offset by a decrease in gross profit as a percentage of net sales.
Dennis May, President and CEO commented, “We are pleased with the early results and consumer feedback on the new product assortments that we have introduced and will continue to expand and refine these category additions throughout the coming year. We remain committed to improving productivity levels across our existing store base and are pleased with the early progress on our strategic initiatives to not only reshape our sales mix, but to expand our customer base and enhance our service offerings.   The quarter's results significantly outperformed our prior year earnings comparison, due to our positive comparable store sales and lapping the cost cutting measures put in place during the second quarter of the prior fiscal year, and are in-line with our expectations.”
Net sales for the three months ended June 30, 2013 increased 7.2% to $524.9 million from $489.9 million in the comparable prior year period. The increase in net sales for the three month period was the result of a comparable store sales increase of 0.8% and the net addition of 18 stores during the past 12 months.

Net sales mix and comparable store sales percentage changes by product category for the three months ended June 30, 2013 and 2012 were as follows:

	Net Sales Mix Summary		Comparable Store Sales Summary
	Three Months Ended June 30,		Three Months Ended June 30,
	2013	2012	2013	2012
Appliances	52%	49%	7.5%	6.3%
Consumer electronics (1)	34%	40%	(15.0)%	(18.0)%
Computing and wireless (2)	9%	9%	13.2%	8.3%
Home products (3)	5%	2%	84.5%	(6.8)%
Total	100%	100%	0.8%	(5.1)%

(1)	Primarily consists of accessories, audio, personal electronics and televisions.

(2)	Primarily consists of computers, mobile phones and tablets.

(3)	Primarily consists of fitness equipment, furniture and mattresses.
The increase in comparable store sales for the three months ended June 30, 2013 was driven primarily by an increase in comparable store sales in the appliances, computing and wireless and home products categories, partially offset by a decline in the consumer electronics category. The appliance category increase in comparable store sales was driven by an increase in both the average selling price and units sold. The growth in the computing and wireless category was led by increased demand for tablets, partially offset by a decline in mobile phones and notebook computers. The increase in comparable store sales for the home products category was primarily a result of a double digit comparable store sales increase in mattresses, in addition to sales from the introduction of furniture and fitness equipment categories. The consumer electronics category comparable store sales decline was driven primarily by a double digit comparable store sales decrease in televisions, largely resulting from our strategy of offering fewer entry level models.
Gross profit margin, expressed as gross profit as a percentage of net sales, decreased for the three months ended June 30, 2013 to 29.5% from 29.9% for the comparable prior year period. The decrease was largely due to decreases in gross profit margin rates in the consumer electronics and computing and wireless categories, partially offset by a slight increase in gross profit margin rate in the appliance category.
SG&A expense, as a percentage of net sales, decreased 152 basis points for the three months ended June 30, 2013 compared to the prior year period. The decrease in SG&A as a percentage of net sales was largely a result of decreases in wage expense, employee benefit expense and occupancy costs as a percentage of net sales. The decrease was due to continued cost cutting measures implemented in the second quarter of the prior fiscal year, coupled with the leveraging effect of the net sales increase.
Net advertising expense, as a percentage of net sales, decreased 70 basis points during the three months ended June 30, 2013 compared to the prior year period. The decrease as a percentage of net sales was driven largely by the leveraging effect of the net sales increase and decreased advertising spend in comparable markets.
Depreciation expense, as a percentage of net sales, increased 18 basis points for the three months ended June 30, 2013 compared to the prior year period. The increase as a percentage of net sales was primarily due to the capital spend associated with the 18 new stores opened during the past 12 months.
Effective income tax rate for the three months ended June 30, 2013 decreased to 39.3% from 40.7% in the comparable prior year period. The decrease in the effective income tax rate is primarily the result of higher state income tax credits recognized in fiscal 2013.  The additional state income tax credits increased effective income tax rate for the first quarter of fiscal 2013 due to the net loss recognized.
Share Repurchase
During the fiscal quarter ended June 30, 2013, the Company repurchased 698,369 shares of its common stock at a total cost of $10.3 million. The shares were repurchased under the Company's $50 million share repurchase program that was authorized by the Company's Board of Directors on May 16, 2013 and expires on May 22, 2014. As of June 30, 2013, the Company had approximately $39.7 million authorized to repurchase shares of common stock remaining under the current share repurchase program.

Revolving Credit Facility
On July 29, 2013, Gregg Appliances entered into Amendment No. 1 to the Amended and Restated Loan and Security Agreement (the “Amended Facility”). The Amended Facility increased the maximum credit available from $300 million to $400 million, subject to borrowing base availability, and extended the term of the facility to July, 29, 2018.
Jeremy Aguilar, Chief Financial Officer of the Company, commented “During the quarter, we continued to build on our strong balance sheet and liquidity position by generating year-over-year positive cash flow gains while continuing to execute on our share repurchase plan.  Additionally, we have further strengthened our capital position and liquidity through the newly executed amendment to our credit facility.  This new amendment allows us to benefit from an advantageous debt market by lowering our interest rate, increasing the size of our facility from $300 million to $400 million, and extending the term for five years.  We believe we are appropriately capitalized and well positioned to execute on our core initiatives and long-term growth strategies."
Guidance
The Company is not updating its fiscal year guidance in connection with its first quarter earnings given that the Company is only one quarter through its fiscal year and due to the relatively small seasonal influence of the first quarter's earnings on the entire fiscal year. The Company expects to provide an update to its annual guidance in connection with the release of its second fiscal quarter results.

Teleconference and Webcast
hhgregg will be conducting a conference call to discuss operating results for the three months ended June 30, 2013, on Thursday, August 1, 2013 at 9:00 a.m. (Eastern Time). Interested investors and other parties may listen to a simultaneous webcast of the conference call by logging onto hhgregg’s website at www.hhgregg.com. The on-line replay will be available for a limited time immediately following the call. The call can also be accessed live over the phone by dialing (877) 304-8963. Callers should reference the hhgregg earnings call.

About hhgregg
hhgregg is a specialty retailer of home appliances, televisions, computers, consumer electronics, home entertainment furniture, mattresses, fitness equipment and related services operating under the name hhgregg™. hhgregg currently operates 228 stores in Alabama, Delaware, Florida, Georgia, Illinois, Indiana, Kentucky, Louisiana, Maryland, Mississippi, Missouri, New Jersey, North Carolina, Ohio, Pennsylvania, South Carolina, Tennessee, Virginia, West Virginia, and Wisconsin.

Safe Harbor Statement
The following is a Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:
This press release includes forward-looking statements, including our ability to manage costs, shifts in our sales mix, plans to roll out additional products, and plans to update guidance. hhgregg has based these forward-looking statements on its current expectations, assumptions, estimates and projections. While hhgregg believes these expectations, assumptions, estimates and projections are reasonable, these forward-looking statements are only predictions and involve known and unknown risks and uncertainties, many of which are beyond its control. These and other important factors may cause hhgregg's actual results, performance or achievements to differ materially from any future results, performance or achievements expressed or implied by these forward-looking statements. Some of the key factors that could cause actual results to differ from hhgregg's expectations are: the effect of general and regional economic and employment conditions on its net sales; impact of average selling prices on net sales; its ability to anticipate changes in consumer preferences and maintain positive brand perception and recognition; competition in existing, adjacent and new metropolitan markets; competition from Internet retailers; ability to modify its product mix based on changes in consumer trends and preferences; industry wide declines in the consumer electronics category; ability to reduce reliance on the consumer electronics category; impact of our sales mix and ability to focus on consumer home products; its ability to effectively execute its strategic initiatives, particularly in the consumer electronics category; its ability to effectively manage and monitor its operations, costs and service quality; its ability to maintain the security of customer, associate or Company information; its reliance on a small number of suppliers; rapid inflation or deflation in core product prices; the failure of manufacturers to introduce new products and technologies; customer acceptance of new technology; its dependence on the Company's key management personnel and its ability to attract and retain qualified sale's personnel; its ability to meet the financial performance guidance provided to the public; its ability to negotiate with its suppliers to provide product on a timely basis at competitive prices; the identification and acquisition of suitable sites for its stores and the negotiation of acceptable leases for those sites; fluctuation in seasonal demand; its ability to maintain its rate of growth and penetrate new geographic areas; its ability to locate suitable new store sites; its ability to obtain additional financing and maintain its credit facilities; its ability to maintain and upgrade its information technology systems; the effect of a disruption at the Company's central distribution centers; changes in cost for advertising; and changes in legal and/or trade regulations, currency fluctuations and prevailing interest rates.
Other factors that could cause actual results to differ from those implied by the forward-looking statements in this press release are more fully described in the “Risk Factors” section in the Company’s fiscal 2013 Form 10-K filed May 20, 2013. Given these risks and uncertainties, you are cautioned not to place undue reliance on these forward-looking statements. The forward-looking statements included in this press release are made only as of the date hereof. Except as required by law, hhgregg does not undertake, and specifically declines, any obligation to update any of these statements or to publicly announce the results of any revisions to any of these statements to reflect future events or developments.

Contact:	Andy Giesler, Senior Vice President of Finance
investorrelations@hhgregg.com
(317) 848-8710

HHGREGG, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)

	Three Months Ended
	June 30, 2013	June 30, 2012
	(In thousands, except share and per share data)
Net sales	$524,922	$489,856
Cost of goods sold	370,157	343,197
Gross profit	154,765	146,659
Selling, general and administrative expenses	119,309	118,773
Net advertising expense	25,896	27,616
Depreciation and amortization expense	11,038	9,414
Loss from operations	(1,478)	(9,144)
Other expense (income):
Interest expense	604	478
Interest income	(5)	(2)
Total other expense	599	476
Loss before income taxes	(2,077)	(9,620)
Income tax benefit	(817)	(3,920)
Net loss	$(1,260)	$(5,700)
Net loss per share
Basic	$(0.04)	$(0.16)
Diluted	$(0.04)	$(0.16)
Weighted average shares outstanding-basic	31,263,226	36,138,688
Weighted average shares outstanding-diluted	31,263,226	36,138,688
HHGREGG, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(AS A PERCENTAGE OF NET SALES)
(UNAUDITED)

	Three Months Ended
	June 30, 2013	June 30, 2012
Net sales	100.0%	100.0%
Cost of goods sold	70.5	70.1
Gross profit	29.5	29.9
Selling, general and administrative expenses	22.7	24.3
Net advertising expense	4.9	5.6
Depreciation and amortization expense	2.1	1.9
Loss from operations	(0.3)	(1.9)
Other expense (income):
Interest expense	0.1	0.1
Interest income	—	—
Total other expense	0.1	0.1
Loss before income taxes	(0.4)	(2.0)
Income tax benefit	(0.2)	(0.8)
Net loss	(0.2)	(1.2)
Certain percentage amounts do not sum due to rounding

HHGREGG, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
JUNE 30, 2013, MARCH 31, 2013 AND JUNE 30, 2012
(UNAUDITED)

	June 30, 2013	March 31, 2013	June 30, 2012
	(In thousands, except share data)
Assets
Current assets:
Cash and cash equivalents	23,120	48,592	4,289
Accounts receivable—trade, less allowances of $33, $1 and $27 as of June 30, 2013, March 31, 2013 and June 30, 2012, respectively	37,408	24,271	28,603
Accounts receivable—other	18,261	18,748	23,067
Merchandise inventories, net	349,509	315,562	326,892
Prepaid expenses and other current assets	5,825	5,567	5,707
Income tax receivable	2,645	1,414	7,743
Deferred income taxes	6,471	5,758	9,775
Total current assets	443,239	419,912	406,076
Net property and equipment	212,816	217,911	214,150
Deferred financing costs, net	1,826	1,992	2,490
Deferred income taxes	35,318	35,252	38,093
Other assets	1,340	1,354	1,059
Total long-term assets	251,300	256,509	255,792
Total assets	694,539	676,421	661,868
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	166,352	150,333	144,859
Customer deposits	46,559	38,042	36,239
Accrued liabilities	54,866	49,422	46,339
Income Tax Payable	—	2,145	—
Total current liabilities	267,777	239,942	227,437
Long-term liabilities:
Deferred Rent	76,704	77,777	73,520
Other long-term liabilities	11,382	12,044	12,241
Total long-term liabilities	88,086	89,821	85,761
Total liabilities	355,863	329,763	313,198
Stockholders’ equity:
Preferred stock, par value $.0001; 10,000,000 shares authorized; no shares issued and outstanding as of June 30, 2013, March 31, 2013 and June 30, 2012, respectively	—	—	—
Common stock, par value $.0001; 150,000,000 shares authorized; 40,827,899, 40,640,743 and 40,559,245 shares issued; and 30,957,240, 31,468,453 and 35,768,882 outstanding as of June 30, 2013, March 31, 2013 and June 30, 2012, respectively	4	4	4
Additional paid-in capital	291,395	287,806	283,891
Retained earnings	153,390	154,650	123,581
Common stock held in treasury at cost, 9,870,659, 9,172,290 and 4,790,363 shares as of June 30, 2013, March 31, 2013 and June 30, 2012, respectively	(106,113)	(95,802)	(58,765)
	338,676	346,658	348,711
Note receivable for common stock	—	—	(41)
Total stockholders’ equity	338,676	346,658	348,670
Total liabilities and stockholders’ equity	694,539	676,421	661,868

HHGREGG, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
THREE MONTHS ENDED JUNE 30, 2013 AND 2012
(UNAUDITED)

	Three Months Ended
	June 30, 2013	June 30, 2012
	(In thousands)
Cash flows from operating activities:
Net loss	$(1,260)	$(5,700)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	11,038	9,414
Amortization of deferred financing costs	166	166
Stock-based compensation	1,452	1,694
Excess tax deficiency (benefit) from stock based compensation	37	(546)
Gain on sales of property and equipment	—	(76)
Deferred income taxes	(779)	741
Tenant allowances received from landlords	555	1,984
Changes in operating assets and liabilities:
Accounts receivable—trade	(13,137)	(9,136)
Accounts receivable—other	505	(2,801)
Merchandise inventories	(33,947)	(44,483)
Income tax receivable	(1,268)	(12,101)
Prepaid expenses and other assets	(244)	730
Accounts payable	10,193	2,235
Customer deposits	8,517	7,246
Income tax payable	(2,145)	—
Accrued liabilities	5,444	3,150
Deferred rent	(1,646)	(1,404)
Other long-term liabilities	(662)	30
Net cash used in operating activities	(17,181)	(48,857)
Cash flows from investing activities:
Purchases of property and equipment	(5,360)	(15,221)
Proceeds from sales of property and equipment	—	17
Net cash used in investing activities	(5,360)	(15,204)
Cash flows from financing activities:
Purchases of treasury stock	(10,311)	(11,195)
Proceeds from exercise of stock options	2,174	3,805
Excess tax (deficiency) benefit from stock-based compensation	(37)	546
Net (decrease) increase in bank overdrafts	(8,400)	4,824
Net borrowings on inventory financing facility	13,643	11,126
Net cash (used in) provided by financing activities	(2,931)	9,106
Net decrease in cash and cash equivalents	(25,472)	(54,955)
Cash and cash equivalents
Beginning of period	48,592	59,244
End of period	$23,120	$4,289
Supplemental disclosure of cash flow information:
Interest paid	$428	$29
Income taxes paid	$3,375	$6,894
Capital expenditures included in accounts payable	$2,074	$5,294

HHGREGG, INC. AND SUBSIDIARIES
Store Count by Quarter for Fiscal Years 2012, 2013 and 2014
(Unaudited)

	FY2012				FY2013				FY2014
	Q1	Q2	Q3	Q4	Q1	Q2	Q3	Q4	Q1
Beginning Store Count	173	180	204	208	208	210	223	228	228
Store Openings	7	24	4	—	2	13	5	—	—
Store Closures	—	—	—	—	—	—		—	—
Ending Store Count	180	204	208	208	210	223	228	228	228
Note: hhgregg, Inc.’s fiscal year is comprised of four quarters ending June 30th, September 30th, December 31st and March 31st.